Exhibit 99.1

October 16, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Announces Third-Quarter Net Loss of $1.0 Billion

Approximately $2.6 Billion in Writedowns From Improvement in Company Credit Spreads

Terminating Government Guarantee Term Sheet Costs $402 Million

Merrill Lynch Platform Continues to Boost Results

Extends $183.7 Billion in Credit in the Third Quarter

Tier 1 Capital Ratio Rises to 12.46 Percent; Tier 1 Common Ratio Rises to 7.25 Percent

Adds $2.1 Billion to Reserve for Credit Losses

CHARLOTTE — Bank of America Corporation today reported a third-quarter 2009 net loss of $1.0 billion. After deducting preferred dividends of $1.2 billion, including $893 million related to dividends paid to the U.S. government, the diluted loss per share was $0.26.

Those results compared with net income of $1.2 billion, or diluted earnings per share of $0.15, during the year-ago period.

Through the first nine months of the year the company had net income of $6.5 billion, or $0.39 per share after preferred dividends, compared with $5.8 billion, or $1.09 per share a year earlier.

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Results were negatively impacted by continued weakness in the U.S. and global economies and stress on the consumer, which continues to result in high credit costs. Earnings in the quarter were affected by $2.6 billion in pretax mark-to-market and credit valuation adjustments on certain liabilities, including the Merrill Lynch structured notes, and a $402 million pretax charge to pay the U.S. government to terminate its asset guarantee term sheet. Despite the loss in the period, the company strengthened its reserves, capital position and liquidity through efficient balance sheet and capital management.

“The company’s core performance was impacted by a number of non-core items,” said Chief Executive Officer and President Kenneth D. Lewis. “The market’s improved view of Bank of America’s credit cost the company due to non-cash marks on liabilities.

“Excluding those items, our revenue continued to hold up well,” Lewis said. “Obviously, credit costs remain high, and that is our major financial challenge going forward. However, we are heartened by early positive signs, such as the leveling of delinquencies among our credit card customers.”

Third-Quarter 2009 Business Highlights

•

Average retail deposits in the quarter increased $93.0 billion, or 16 percent, from a year earlier, including the net impact of $72.1 billion in balances from Merrill Lynch and Countrywide. Excluding Countrywide and Merrill Lynch, retail deposits grew $20.9 billion, or 4 percent, from the year-ago quarter.

•

Global Wealth and Investment Management was ranked No. 1 among U.S. wealth managers with more than 25 percent of the nation’s top 100 financial advisors, according to two surveys conducted by Barron’s. The number of households with assets greater than $250,000 increased 4 percent compared with the second quarter including the impact of the market.

•

Bank of America received Federal Deposit Insurance Corp. (FDIC) approval to exit the debt guarantee program under the FDIC’s Temporary Liquidity Guarantee Program (TLGP). Additionally, the company will opt out of the six-month extension of the Transaction Account Guarantee Program (TAGP) that guaranteed full insurance coverage from the FDIC on non-interest-bearing transactional accounts greater than $250,000.

•

Bank of America completed the conversion of Countrywide’s deposit systems. The integration of Merrill Lynch remained on track with cost savings expected to surpass original estimates for the first year.

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•

For the nine months ended September 30, Bank of America Merrill Lynch ranked No. 1 in high-yield corporate debt, leveraged loans and mortgage-backed assets based on volume, both globally and in the U.S., No. 3 and No. 2 in global and U.S. investment banking fees, respectively, and No. 2 in global and U.S. asset-backed securities and syndicated loans based on volume, according to Dealogic third-quarter league tables.

•

During the quarter, Bank of America signed an agreement to sell the long-term asset management business of Columbia Management to Ameriprise Financial for approximately $1 billion, subject to certain adjustments. The transaction is expected to close in spring 2010.

•

Bank of America funded $95.7 billion in first mortgages, helping nearly 450,000 people either purchase a home or refinance their existing mortgage. This funding included $23.3 billion in mortgages made to 154,000 low- and moderate-income borrowers. Approximately 39 percent of first mortgages were for purchases.

•

To help homeowners avoid foreclosure, Bank of America has provided rate relief or agreed to modifications with approximately 215,000 customers during the first nine months of 2009. In addition, approximately 98,000 Bank of America customers are already in a trial period modification under the government’s Making Home Affordable program at September 30.

•

Bank of America extended $183.7 billion in credit during the quarter, including commercial renewals of $50.9 billion, according to preliminary data. New credit included $95.7 billion in first mortgages, $65.5 billion in commercial non-real estate, approximately $8.3 billion in commercial real estate, $4.5 billion in domestic and small business card, $2.7 billion in home equity products and nearly $7.0 billion in other consumer credit.

•	During the third quarter, Small Business Banking extended more than $471 million in new credit consisting of credit cards, loans and lines of credit to more than 29,000 customers.

•

Bank of America continued to respond to consumer needs during the quarter. The company announced an easy-to-understand BankAmericard® BasicTM Visa® credit card that features one basic rate for all types of transactions. The company also announced changes to checking account options and services that will help customers limit overdraft fees.

Third-Quarter 2009 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 32 percent to $26.4 billion from $19.9 billion a year ago.

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Net interest income on a fully taxable-equivalent basis was $11.8 billion compared with $11.9 billion in the third quarter of 2008. The decline was a result of securities sales and lower loan levels. The decrease was partially offset by a favorable rate environment, the addition of Merrill Lynch and higher deposit levels. The net interest yield narrowed 32 basis points to 2.61 percent mainly due to the previously mentioned factors and also was impacted by lower-yielding assets related to the Merrill Lynch acquisition.

Noninterest income rose to $14.6 billion from $8.0 billion a year earlier. Higher trading account profits, investment and brokerage services fees and investment banking income reflected the addition of Merrill Lynch. These increases, as well as gains on the sale of debt securities, were partially offset by $1.8 billion in losses related to mark-to-market adjustments on the Merrill Lynch structured notes, as the company’s credit spreads narrowed during the quarter, and $714 million in credit valuation adjustments on derivative liabilities. Card income declined $1.6 billion mainly from higher credit losses on securitized credit card loans and lower fee income.

Noninterest expense increased to $16.3 billion from $11.7 billion a year earlier. Personnel costs and other general operating expenses rose, driven in part by the Merrill Lynch acquisition. The increase was partially offset by a change in compensation that delivers a greater portion of incentive pay over time. The increase also includes the $402 million pretax charge to pay the U.S. government to terminate its asset guarantee term sheet. Pretax merger and restructuring charges rose to $594 million from $247 million a year earlier.

The efficiency ratio on a fully taxable-equivalent basis was 61.84 percent compared with 58.60 percent a year earlier.

Pretax, pre-provision income on a fully taxable-equivalent basis was $10.1 billion compared with $8.2 billion a year earlier.

Credit Quality

Deterioration in credit quality slowed compared with the prior quarter, however, credit costs remained high as most economies around the world remained weak. Consumers continued to be under stress as unemployment and underemployment rose and individuals spent longer periods without work. However, the increases in losses slowed in almost all consumer portfolios from the prior quarter.

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Declining home and commercial property values and reduced spending by consumers and businesses negatively impacted the commercial portfolios resulting in broad-based increases in criticized and nonperforming loans. The rate of the increases, however, was below the levels experienced in recent quarters. Commercial losses rose from the prior quarter driven primarily by higher charge-offs in the non-homebuilder portion of the commercial real estate portfolio. Higher losses in the commercial domestic portfolio occurred across a broad range of borrowers and industries.

The provision for credit losses was $11.7 billion, $1.7 billion lower than the second quarter and $5.3 billion higher than the same period last year. The addition of $2.1 billion to the reserve for credit losses was lower than the second quarter as delinquencies improved in the unsecured consumer portfolios. This was partially offset by higher reserve additions on the impaired consumer portfolios obtained through acquisitions. Net charge-offs were $923 million higher than the prior quarter, though the pace of the increase slowed. Nonperforming assets were $33.8 billion compared with $31.0 billion at June 30, 2009, reflecting a slower rate of increase than in recent quarters. The 2008 coverage ratios and amounts shown in the following table do not include Merrill Lynch.

Credit Quality

(Dollars in millions)

	Q3 2009	Q2 2009	Q3 2008
Provision for credit losses	$11,705	$13,375	$ 6,450
Net charge-offs	9,624	8,701	4,356
Net charge-off ratios [1]	4.13%	3.64%	1.84%
Total managed net losses	$12,932	$11,684	$ 6,110
Total managed net loss ratio [1]	5.03%	4.42%	2.32%

	At 9/30/09	At 6/30/09	At 9/30/08
Nonperforming assets	$33,825	$30,982	$13,576
Nonperforming assets ratio [2]	3.72%	3.31%	1.45%
Allowance for loan and lease losses	$35,832	$33,785	$20,346
Allowance for loan and lease losses ratio [3]	3.95%	3.61%	2.17%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]	Nonperforming assets ratios are calculated as nonperforming assets divided by outstanding loans, leases and foreclosed properties at the end of the period.
[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

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Capital Management

	At 9/30/09	At 06/30/09	At 9/30/08
Total shareholders’ equity (in millions)	$257,683	$255,152	$161,039
Tier 1 common ratio	7.25%	6.90%	4.23%
Tier 1 capital ratio	12.46	11.93	7.55
Total capital ratio	16.69	15.99	11.54
Tangible common equity ratio [1]	4.82	4.67	2.75
Tangible book value per share	$ 12.00	$ 11.66	$ 10.50

[1]

Tangible common equity and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For a reconciliation to GAAP measures, please refer to page 19 of this press release.

Capital ratios increased from the prior quarter as the company reduced risk-weighted assets through balance sheet management. Tangible common equity benefited from the positive impact of market movement on available-for-sale securities.

During the quarter, a cash dividend of $0.01 per common share was paid and the company recorded $1.2 billion in preferred dividends. Period-end common shares issued and outstanding were 8.65 billion for the third and second quarters of 2009 and 4.56 billion for the third quarter of 2008.

Third-Quarter 2009 Business Segment Results

Deposits

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$ 3,666	$ 4,725
Provision for credit losses	102	98
Noninterest expense	2,336	2,098

Net income	798	1,575
Efficiency ratio [1]	63.72%	44.41%
Return on average equity	13.26	26.01
Deposits [2]	$418,511	$377,778

	At 9/30/09	At 9/30/08
Period-ending deposits	$416,949	$381,811

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

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Deposits net income fell 49 percent from a year ago as revenue declined and noninterest expense rose. Revenue declined as a result of lower residual net interest income allocation related to asset and liability management activities and spread compression due to declining interest rates. Noninterest expense increased as a result of higher FDIC insurance costs.

Average customer deposits rose 11 percent, or $40.7 billion, from a year ago due to the transfer of certain client deposits from Global Wealth and Investment Management and strong organic growth. The increase was partially offset by the expected decline in higher-yielding Countrywide deposits.

Global Card Services

(Dollars in millions)

	Q3 2009	Q3 2008
Total managed revenue, net of interest expense [1,2]	$ 7,327	$ 7,753
Provision for credit losses [3]	6,975	5,602
Noninterest expense	1,968	2,405

Net income (loss)	(1,036)	(167)
Efficiency ratio [2]	26.87%	31.03%
Managed loans [4]	$213,340	$239,951

	At 9/30/09	At 9/30/08
Period-ending loans	$207,727	$235,998

[1]

Managed basis. Managed basis assumes that credit card loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

[2]	Fully taxable-equivalent basis
[3]	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio
[4]	Balances averaged for period

The net loss in Global Card Services widened to $1.0 billion as credit costs continued to rise amid weak economies in the U.S., Europe and Canada. Managed net revenue declined 5 percent to $7.3 billion mainly due to lower fee income. The decline was partially offset by higher net interest income, as lower funding costs outpaced the decline in average managed loans.

The provision for credit losses increased to $7.0 billion from a year earlier due to higher net losses driven by economic conditions and higher bankruptcies. The increase in losses was partially offset by reductions in the reserves as a result of improving delinquencies. This compares with reserve additions in the year-ago quarter.

Noninterest expense fell 18 percent on lower operating and marketing costs.

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Home Loans and Insurance

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$ 3,411	$ 3,474
Provision for credit losses	2,897	818
Noninterest expense	3,041	2,741

Net income (loss)	(1,632)	(54)
Efficiency ratio [1]	89.19%	78.90%
Return on average equity	n/m	n/m
Loans [2]	$132,599	$122,034

	At 9/30/09	At 9/30/08
Period-ending loans	$134,255	$122,975

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period
n/m	= not meaningful

The net loss in Home Loans and Insurance widened to $1.6 billion as credit costs continued to increase. Net revenue decreased 2 percent as higher income from loan production was more than offset by lower servicing revenue driven by unfavorable mortgage servicing rights hedge performance.

The provision for credit losses increased to $2.9 billion driven by continued economic weakness and lower home prices. Reserves were increased due to further deterioration in the Countrywide purchased impaired portfolio.

Noninterest expense rose to $3.0 billion mostly due to increased compensation costs and other expenses related to higher production volume and higher delinquencies.

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Global Banking

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$ 4,670	$ 4,284
Provision for credit losses	2,340	802
Noninterest expense	2,258	1,849

Net income	40	1,024
Efficiency ratio [1]	48.35%	43.15%
Return on average equity	0.26	8.06
Loans and leases [2]	$308,764	$320,813
Deposits [2]	214,286	177,668

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Banking net income fell to $40 million. Strong deposit growth and the impact of the Merrill Lynch acquisition were more than offset by higher credit and FDIC insurance costs.

The provision for credit losses increased to $2.3 billion as net charge-offs continued to rise within the commercial real estate and domestic portfolios. Also contributing were reserve additions in the commercial real estate portfolio. These increases reflect deterioration across a broad range of industries and property types.

•

Commercial Banking revenue was flat at $2.9 billion reflecting strong deposit growth and credit spread improvement on loan yields offset by lower residual net interest income, narrower spreads on deposits and reduced loan balances. Net income was negatively impacted by a significant increase in credit costs and FDIC insurance costs.

•

Corporate Banking and Investment Banking revenue rose 24 percent or $345 million driven by the acquisition of Merrill Lynch and strong deposit growth. The increase was partially offset by the costs of credit hedging and lower residual net interest income. Net income was negatively impacted by higher credit costs, operating expenses associated with the Merrill Lynch acquisition and FDIC insurance costs.

Note: Total investment banking income in the quarter of $1.3 billion was shared primarily between Global Banking and Global Markets based on an internal fee-sharing arrangement among the two segments. Debt and equity issuance fees primarily led to an increase from the year-ago quarter while advisory fees increased 71 percent, reflecting the larger investment banking platform from the Merrill Lynch acquisition.

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Global Markets

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$5,827	$161
Provision for credit losses	98	(24)
Noninterest expense	2,328	1,120

Net income	2,190	(588)
Efficiency ratio [1]	39.96%	n/m
Return on average equity	19.87	n/m
Total assets [2]	$633,909	$430,539

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

Global Markets net income increased $2.8 billion driven by the addition of Merrill Lynch and a more favorable trading environment. Revenue was strong in the period, partially offset by $714 million in credit valuation adjustments on derivative liabilities. Market disruption charges had a reduced impact compared with the prior year. Noninterest expense increased due to the Merrill Lynch acquisition. The increase was partially offset by a change in compensation that delivers a greater portion of incentive pay over time.

•

Fixed Income, Currency and Commodities revenue of $4.4 billion was primarily driven by sales and trading results. Credit products continued to benefit from improved market liquidity and tighter credit spreads. Investment banking fees were positively impacted by new issuance capabilities from the combined Merrill Lynch and Bank of America platform.

•	Equities revenue of $1.4 billion was driven by the addition of Merrill Lynch.

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Global Wealth and Investment Management

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$ 4,095	$ 1,570
Provision for credit losses	515	150
Noninterest expense	3,169	1,286

Net income	271	80
Efficiency ratio [1]	77.38%	81.90%
Return on average equity	5.61	2.74
Loans [2]	$101,181	$ 88,255
Deposits [2]	214,994	162,192

(in billions)	At 9/30/09	At 9/30/08
Assets under management	$ 739.8	$ 564.4
Total client assets [3]	$ 1,921.3	$ 828.6

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period
[3]	Client assets are defined as assets under management, client brokerage assets and other assets in custody

Global Wealth and Investment Management net income rose to $271 million driven by the addition of Merrill Lynch and a decline in support for certain cash funds. This was partially offset by higher credit costs, lower net interest income partly due to the transfer of certain client balances to the Deposits and the Home Loans and Insurance segments.

Net revenue increased to $4.1 billion as investment and brokerage service income rose due to the addition of Merrill Lynch and the level of support for certain cash funds declined.

The provision for credit losses increased to $515 million primarily driven by a single large commercial charge-off and reserve increases in the consumer real estate and commercial portfolios reflecting the weak economy.

•

Merrill Lynch Global Wealth Management net income increased 9 percent to $310 million from a year earlier as the addition of Merrill Lynch was partially offset by higher credit costs. Net revenue rose to $3.0 billion from $1.0 billion a year ago as investment and brokerage income increased mainly from the addition of Merrill Lynch.

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U.S. Trust, Bank of America Private Wealth Management swung to a net loss of $52 million as net revenue declined and credit costs rose mainly due to a single large commercial charge-off. Net revenue fell 11 percent driven by lower equity market levels and reduced net interest income.

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Columbia Management’s net loss narrowed to $48 million compared with a net loss of $356 million a year earlier driven by lower support for certain cash funds. As a result of actions taken during the quarter, Columbia’s Prime Funds no longer have exposure to structured investment vehicles or other troubled assets and all capital support agreements have been terminated.

All Other

(Dollars in millions)

	Q3 2009	Q3 2008
Total revenue, net of interest expense [1]	$(2,631)	$(2,068)
Provision for credit losses [2]	(1,222)	(996)
Noninterest expense	1,206	161

Net income (loss)	(1,632)	(693)
Loans and leases [3]	$147,666	$146,305

[1]	Fully taxable-equivalent basis
[2]	Numbers in parentheses represent a provision benefit
[3]	Balances averaged for period

The net loss in All Other widened to $1.6 billion. Increased gains on the sale of debt securities and higher equity investment income were offset by mark-to-market adjustments related to certain Merrill Lynch structured notes and other-than-temporary impairment charges related to non-agency collateralized mortgage obligations. Excluding the securitization impact to show Global Card Services on a managed basis, the provision for credit losses increased compared with the same period last year due to higher losses in the residential mortgage portfolio and reserve additions on the Countrywide purchased impaired portfolio. Noninterest expense increased due to merger and restructuring charges related to the Merrill Lynch acquisition and a pretax charge to pay the U.S. government to terminate its asset guarantee term sheet.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair-value adjustments related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release. Effective January 1, 2009, All Other includes the results of First Republic Bank, which was acquired as part of the Merrill Lynch acquisition.

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Note: Chief Executive Officer and President Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss third-quarter 2009 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its integration of Merrill Lynch and Countrywide acquisitions and related cost savings, future results and revenues, credit losses, credit reserves and charge-offs, nonperforming asset levels, level of preferred dividends, service charges, the closing of the Columbia Management sale, competitive position, effective tax rate and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2008 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States (including the impact of Regulation E) and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including SFAS 166 and 167) and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

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Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to our other non-bank, non-thrift affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net interest income	$11,423	$11,642	$35,550	$32,254
Noninterest income	14,612	7,979	59,017	24,848

Total revenue, net of interest expense	26,035	19,621	94,567	57,102
Provision for credit losses	11,705	6,450	38,460	18,290
Noninterest expense, before merger and restructuring charges	15,712	11,413	48,140	29,953
Merger and restructuring charges	594	247	2,188	629

Income (loss) before income taxes	(1,976)	1,511	5,779	8,230
Income tax expense (benefit)	(975)	334	(691)	2,433

Net income (loss)	$(1,001)	$1,177	$6,470	$5,797

Preferred stock dividends	1,240	473	3,478	849

Net income (loss) applicable to common shareholders	$(2,241)	$704	$2,992	$4,948

Earnings (loss) per common share	$(0.26)	$0.15	$0.39	$1.09
Diluted earnings (loss) per common share	(0.26)	0.15	0.39	1.09

Summary Average Balance Sheet	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Total loans and leases	$930,255	$946,914	$963,260	$900,574
Debt securities	263,712	266,013	268,291	240,347
Total earning assets	1,790,000	1,622,466	1,837,706	1,544,617
Total assets	2,390,675	1,905,691	2,442,905	1,808,765
Total deposits	989,295	857,845	976,182	810,663
Shareholders’ equity	255,983	166,454	242,638	160,890
Common shareholders’ equity	197,230	142,303	177,289	141,337

Performance Ratios	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Return on average assets	n/m	0.25%	0.35%	0.43%
Return on average common shareholders’ equity	n/m	1.97	2.26	4.68

Credit Quality	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Total net charge-offs	$9,624	$4,356	$25,267	$10,690
Annualized net charge-offs as a % of average loans and leases outstanding (1)	4.13%	1.84%	3.53%	1.59%
Provision for credit losses	$11,705	$6,450	$38,460	$18,290
Total consumer credit card managed net losses	5,477	2,996	14,318	8,119
Total consumer credit card managed net losses as a % of average managed credit card receivables	12.90%	6.40%	11.06%	5.85%

	September 30
	2009	2008
Total nonperforming assets	$33,825	$13,576
Nonperforming assets as a % of total loans, leases and foreclosed properties (1)	3.72%	1.45%
Allowance for loan and lease losses	$35,832	$20,346
Allowance for loan and lease losses as a % of total loans and leases outstanding (1)	3.95%	2.17%

Capital Management	September 30
	2009	2008
Risk-based capital ratios:
Tier 1	12.46%	7.55%
Tier 1 common	7.25	4.23
Total	16.69	11.54
Tier 1 leverage ratio	8.39	5.51
Tangible equity ratio (2)	7.55	4.13
Tangible common equity ratio (3)	4.82	2.75
Period-end common shares issued and outstanding	8,650,314	4,562,055

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Shares issued (4)	n/a	109,108	3,632,879	124,170
Average common shares issued and outstanding	8,633,834	4,543,963	7,423,341	4,469,517
Average diluted common shares issued and outstanding	8,633,834	4,547,578	7,449,911	4,477,994
Dividends paid per common share	$0.01	$0.64	$0.03	$1.92

Summary End of Period Balance Sheet	September 30
	2009	2008
Total loans and leases	$914,266	$942,676
Total debt securities	256,745	258,677
Total earning assets	1,711,939	1,544,907
Total assets	2,251,043	1,831,177
Total deposits	974,899	874,051
Total shareholders’ equity	257,683	161,039
Common shareholders’ equity	198,843	136,888
Book value per share of common stock	$22.99	$30.01

(1)	Ratios do not include loans measured at fair value under the fair value option at and for the three and nine months ended September 30, 2009 and 2008.
(2)	Tangible equity ratio equals shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(3)	Tangible common equity ratio equals common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.

n/m = not meaningful

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the three months ended September 30

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$3,666	$4,725	$7,327	$7,753	$3,411	$3,474
Provision for credit losses	102	98	6,975	5,602	2,897	818
Noninterest expense	2,336	2,098	1,968	2,405	3,041	2,741
Net income (loss)	798	1,575	(1,036)	(167)	(1,632)	(54)

Efficiency ratio (3)	63.72%	44.41%	26.87%	31.03%	89.19%	78.90%
Return on average equity	13.26	26.01	n/m	n/m	n/m	n/m
Average - total loans and leases	n/m	n/m	$213,340	$239,951	$132,599	$122,034
Average - total deposits	$418,511	$377,778	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$4,670	$4,284	$5,827	$161	$4,095	$1,570
Provision for credit losses	2,340	802	98	(24)	515	150
Noninterest expense	2,258	1,849	2,328	1,120	3,169	1,286
Net income (loss)	40	1,024	2,190	(588)	271	80

Efficiency ratio (3)	48.35%	43.15%	39.96%	n/m	77.38%	81.90%
Return on average equity	0.26	8.06	19.87	n/m	5.61	2.74
Average - total loans and leases	$308,764	$320,813	n/m	n/m	$101,181	$88,255
Average - total deposits	214,286	177,668	n/m	n/m	214,994	162,192

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$(2,631)	$(2,068)
Provision for credit losses	(1,222)	(996)
Noninterest expense	1,206	161
Net income (loss)	(1,632)	(693)

Average - total loans and leases	$147,666	$146,305
Average - total deposits	108,244	104,370

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the nine months ended September 30

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$10,560	$13,182	$22,181	$23,202	$13,101	$6,058
Provision for credit losses	289	293	23,157	14,314	8,995	4,664
Noninterest expense	7,318	6,566	6,024	6,980	8,519	4,211
Net income (loss)	1,912	3,949	(4,527)	1,244	(2,850)	(1,775)

Efficiency ratio (3)	69.30%	49.82%	27.16%	30.09%	65.03%	69.51%
Return on average equity	10.81	21.59	n/m	4.28	n/m	n/m
Average - total loans and leases	n/m	n/m	$220,666	$237,817	$129,910	$100,237
Average - total deposits	$403,587	$350,765	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$18,100	$12,737	$17,236	$724	$12,606	$5,819
Provision for credit losses	6,772	1,728	148	(63)	1,007	512
Noninterest expense	7,131	5,505	7,962	2,802	9,747	3,841
Net income (loss)	2,703	3,440	6,027	(1,263)	1,202	913

Efficiency ratio (3)	39.40%	43.22%	46.20%	n/m	77.32%	66.01%
Return on average equity	6.02	9.27	23.62	n/m	8.75	10.44
Average - total loans and leases	$320,904	$314,031	n/m	n/m	$104,454	$87,162
Average - total deposits	205,285	170,162	n/m	n/m	226,967	156,762

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$1,747	$(3,726)
Provision for credit losses	(1,908)	(3,158)
Noninterest expense	3,627	677
Net income (loss)	2,003	(711)

Average - total loans and leases	$158,721	$132,615
Average - total deposits	106,944	104,143

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net interest income	$11,753	$11,920	$36,514	$33,148
Total revenue, net of interest expense	26,365	19,899	95,531	57,996
Net interest yield	2.61%	2.93%	2.65%	2.86%
Efficiency ratio	61.84	58.60	52.68	52.73

Other Data	September 30
	2009	2008
Full-time equivalent employees	281,863	247,024
Number of banking centers - domestic	6,008	6,139
Number of branded ATMs - domestic	18,254	18,584

Reconciliation to GAAP financial measures

The Corporation evaluates its business utilizing non-GAAP ratios including the tangible common equity ratio. The tangible common equity ratio represents common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. This measure is used to evaluate the Corporation’s use of equity (i.e., capital). We believe the use of this non-GAAP measure provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate the tangible common equity ratio and the tangible book value per share of common stock differently. See the tables below for corresponding reconciliations to GAAP financial measures at September 30, 2009, June 30, 2009 and September 30, 2008.

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

	September 30 2009	June 30 2009	September 30 2008
Common shareholders’ equity	$198,843	$196,492	$136,888
Goodwill	(86,009)	(86,246)	(81,756)
Intangible assets (excluding MSRs)	(12,715)	(13,245)	(9,167)
Related deferred tax liabilities	3,714	3,843	1,914

Tangible common shareholders’ equity	$103,833	$100,844	$47,879

Reconciliation of period end assets to period end tangible assets
	September 30 2009	June 30 2009	September 30 2008
Assets	$2,251,043	$2,254,394	$1,831,177
Goodwill	(86,009)	(86,246)	(81,756)
Intangible assets (excluding MSRs)	(12,715)	(13,245)	(9,167)
Related deferred tax liabilities	3,714	3,843	1,914

Tangible assets	$2,156,033	$2,158,746	$1,742,168

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Card Services on a managed basis. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Card Services. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Card Services’ managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Card Services’ net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Card Services’ noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Card Services.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$15,312	$(7,024)	$8,288	$14,279	$(6,402)	$7,877
Noninterest income:
Card income	6,462	(1,355)	5,107	7,564	1,768	9,332
All other income	407	(94)	313	1,359	(179)	1,180

Total noninterest income	6,869	(1,449)	5,420	8,923	1,589	10,512

Total revenue, net of interest expense	22,181	(8,473)	13,708	23,202	(4,813)	18,389

Provision for credit losses	23,157	(8,473)	14,684	14,314	(4,813)	9,501
Noninterest expense	6,024	—	6,024	6,980	—	6,980

Income (loss) before income taxes	(7,000)	—	(7,000)	1,908	—	1,908
Income tax expense (benefit) (3)	(2,473)	—	(2,473)	664	—	664

Net income (loss)	$(4,527)	$—	$(4,527)	$1,244	$—	1,244

Average - total loans and leases	$220,666	$(100,727)	$119,939	$237,817	$(106,177)	$131,640

All Other

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (loss) (3)	$(5,399)	$7,024	$1,625	$(6,143)	$6,402	$259
Noninterest income:
Card income (loss)	(464)	1,355	891	1,797	(1,768)	29
Equity investment income	8,191	—	8,191	651	—	651
Gains on sales of debt securities	3,584	—	3,584	349	—	349
All other income (loss)	(4,165)	94	(4,071)	(380)	179	(201)

Total noninterest income	7,146	1,449	8,595	2,417	(1,589)	828

Total revenue, net of interest expense	1,747	8,473	10,220	(3,726)	4,813	1,087

Provision for credit losses	(1,908)	8,473	6,565	(3,158)	4,813	1,655
Merger and restructuring charges	2,188	—	2,188	629	—	629
All other noninterest expense	1,439	—	1,439	48	—	48

Income (loss) before income taxes	28	—	28	(1,245)	—	(1,245)
Income tax expense (benefit) (3)	(1,975)	—	(1,975)	(534)	—	(534)

Net income (loss)	$2,003	$—	$2,003	$(711)	$40	$(711)

Average - total loans and leases	$158,721	$100,727	$259,448	$132,615	$106,177	$238,792

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.